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FOR ADDITIONAL INFORMATION:

Contact Christy Coulston,

Vice President & Marketing Director

(707) 935-3200

SONOMA VALLEY BANCORP ANNOUNCES RECORD

EARNINGS FOR THE FIRST QUARTER

SONOMA, California, April 10, 2007 – Sonoma Valley Bancorp Vice Chairman, President and CEO Mel Switzer, Jr. reported record company earnings of $1,015,898 for the quarter ended March 31, 2007, compared to $922,053 a year ago, a gain of 10.2%. Earnings per share increased to $.45 versus $.41, a gain of 9.8% over 2006.

Sonoma Valley Bancorp also posted total assets of $275 million at March 31, 2007, up 9.4% from $252 million a year ago. Loans reached $222 million, up 22.3% from $182 million in 2006. The annualized Return on Average Assets was 1.48% and the annualized Return on Average Equity was 15.09%. The Book Value for the stock at period end was $11.85.

The record results were accomplished through substantial growth of loans, as well as controlling personnel expenses, achieving other operating efficiencies, and improving non-interest income. During the quarter, the Company paid a thirty cent ($.30) per share cash dividend.

For the fourteenth year, Findley Reports, Inc. named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS in 2006, as well as “Best of the Best” of its peer group of banks. Sonoma Valley Bank was chosen as the number one bank in California in its size category for exceptional historical performance. Bauer Financial again awarded the Bank their highest designation, 5 STAR, based on its capital strength and consistent earnings.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.